     As filed with the Securities and Exchange Commission on June 13, 1997.
                         Registration No. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------
                             SUMMIT BANK CORPORATION
             (Exact name of registrant as specified in its charter)

         GEORGIA                                          58-1722476
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification Number)

                           4360 CHAMBLEE-DUNWOODY ROAD
                             ATLANTA, GEORGIA 30341
                                 (770) 454-0400
       (Address, including zip code, and telephone number of principal executive offices)

      SUMMIT BANK CORPORATION 1987 KEY EMPLOYEE INCENTIVE STOCK OPTION PLAN
                           (Full titles of the plans)

                                 GARY K. MCCLUNG
                             SUMMIT BANK CORPORATION
                           4360 CHAMBLEE-DUNWOODY ROAD
                             ATLANTA, GEORGIA 30341
                                 (770) 454-0400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                             JEFFREY A. ALLRED, ESQ.
                                ALSTON & BIRD LLP
                        1201 WEST PEACHTREE STREET, N.W.
                           ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7823
                             -----------------------
                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                          Proposed               Proposed
                                                           Maximum               Maximum
    Title of Securities            Amount to           Offering Price           Aggregate             Amount of
      to be Registered       be Registered (1)(2)       Per Unit (2)        Offering Price(2)    Registration Fee(2)
 ------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.01 par             41,225                $10.00                 $410,225              $125
 value                              108,775                $17.00               $1,849,175              $560
                                    -------                                     ----------              ----
                                    150,000                                     $2,259,400              $685
 ------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers any additional shares that may hereafter become exercisable as a result of the adjustment and anti-dilution provisions of the Plan.
(2) Estimated, solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(l) based on (a) an exercise price of $10.00 per share with regard to options for the purchase of 41,225 of the shares registered hereunder, which options currently are outstanding, and (b) as to the remaining 108,775 of the shares registered hereunder, the closing sale price of $17.00 per share for the Registrant's Common Stock on the Nasdaq National Market on June 11, 1997.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents of Summit Bank Corporation (the "Registrant" or "Corporation") are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

         (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         (2) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1996.

         (3) The description of Common Stock contained in the Registrant's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

         All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Bylaws provide indemnification as follows:

9.1 Indemnification of Directors. The Corporation shall indemnify and hold harmless any person (an "Indemnified Person") who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation) by reason of the fact that he is or was a director of the Corporation, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), and against any judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided, that no indemnification shall be made in respect of (a) expenses, judgments, fines and amounts paid in settlement attributable to (i) any appropriation, in violation of such person's duty to the Corporation, of any business opportunity of the Corporation, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) liability under
Section 14-2-832 of the Georgia Business Corporation Code, and (iv) any transaction from which such person received an improper personal benefit, or (b) any other judgments, fines and amounts paid in settlement to the extent that such amounts do not exceed liability limits, if any, set forth in the Corporation's articles of incorporation. If at any time the Georgia Business Corporation Code shall have been amended to authorize the further indemnification against liability of a director, then each director of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders; provided that no indemnification shall be made in respect of any judgments, fines and amounts paid in settlement for which indemnification is authorized by the Code to the extent that such amounts do not exceed liability limits, if any, set forth in the Corporation's articles of incorporation.

9.2 Indemnification of Officers and Others. The Board of Directors shall have the power to cause the Corporation to provide to officers, employees and agents of the Corporation all or any part of the right to indemnification and other rights of the type provided under Sections 9.1, 9.5 and 9.10 of this Article Nine (subject to the conditions, limitations and obligations specified therein, but not subject however to the limitation imposed under clause (b) of
Section 9.1 of this Article Nine), upon a resolution to that effect identifying such officers, employees or agents (by position or name) and specifying the particular rights provided, which may be different for each of the officers, employees and agents identified. Each officer, employee or agent of the Corporation so identified shall be an "Indemnified Person" for purposes of the provisions of this Article Nine.

9.3 Subsidiaries. The Board of Directors shall have the power to cause the Corporation to provide to any director, officer, employee or agent of this Corporation who also is a director, officer, trustee, general partner, employee or agent of a Subsidiary (as defined below), all or any part of the right to indemnification and other rights of the type provided under Sections 9.1, 9.5 and 9.10 of this Article Nine (subject to the conditions, limitations and obligations specified therein), with regard to amounts actually and reasonably incurred by such person by reason of the fact that he is or was a director, officer, trustee, general partner, employee or agent of the Subsidiary. The Board of Directors shall exercise such power, if at all, through a resolution identifying the person or persons to be indemnified (by position or name) and the Subsidiary (by name or other classification), and specifying the particular rights provided, which may be different for each of the directors, officers, employees and agents identified. Each person so identified shall be an "Indemnified Person" for purposes of the provisions of this Article Nine. As used in this Article Nine, "Subsidiary" shall mean (i) another corporation, joint venture, trust, partnership or unincorporated business association more than twenty percent (20%) of the voting capital stock or other voting equity interest of which was, at or after the time the circumstances giving rise to such action, suit or proceeding arose, owned, directly or indirectly, by the Corporation, or (ii) a nonprofit corporation which receives its principal financial support from the Corporation or its subsidiaries.

9.4 Determination. Notwithstanding any judgment, order, settlement, conviction or plea in any action, suit or proceeding of the kind referred to in
Section 9.1 of this Article Nine, an Indemnified Person shall be entitled to indemnification as provided in such Section 9.1 unless a determination that such Indemnified Person is not entitled to such indemnification (because of the applicability of clause (a) or (b) of such Section 9.1) shall be made (i) by the Board of Directors by a majority vote or consent of a quorum consisting of directors who are not seeking the benefits of such indemnification; or (ii) if such quorum is not obtainable, or, even if obtainable if a quorum of such disinterested directors so directs, in a written opinion by independent legal counsel (which counsel may be the outside legal counsel regularly employed or retained by the Corporation); or (iii) if a quorum cannot be obtained under (i) above and in the absence of a written opinion by independent legal counsel, by majority vote or consent of a committee duly designated by the Board of Directors (in which designated interested directors may participate), consisting solely of one or more directors who are not seeking the benefit of such indemnification. Provided, however, that notwithstanding any determination pursuant to the preceding sentence, if such determination shall have been made at a time that the members of the Board of Directors, so serving when the events upon which such Indemnified Person's liability has been based occurred, no longer constitute a majority of the members of the Board of Directors, then such Indemnified Person shall nonetheless be entitled to indemnification as set forth in such Section 9.1 unless the Corporation shall carry the burden of proving, in an action before any court of competent jurisdiction, that such Indemnified Person is not entitled to indemnification because of the applicability of clause
(a) or (b) of such Section 9.1.

9.5 Advances. Expenses (including, but not limited to, attorneys' fees and disbursements, court costs, and expert witness fees) incurred by the Indemnified Person in defending any action, suit or proceeding of the kind described in
Section 9.1 hereof shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as set forth herein. The Corporation shall promptly pay the amount of such expenses to the Indemnified Person, but in no event later than ten (10) days following the Indemnified Person's delivery to the Corporation of a written request for an advance pursuant to this Section 9.5, together with a reasonable accounting of such expenses; provided, that the Indemnified Person shall undertake and agree to repay to the Corporation any advances made pursuant to this Section 9.5 if it shall be determined pursuant to Section 9.4 that the Indemnified Person is not entitled to be indemnified by the Corporation for such amounts. The Corporation shall make the advances contemplated by this Section 9.5 regardless of the Indemnified Person's financial ability to make repayment. Any advances and undertakings to repay pursuant to this Section 9.5 shall be unsecured and interest-free.

9.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, general partner, employee or agent of another corporation, nonprofit corporation, joint venture, trust, partnership, unincorporated business association or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Nine.

9.7 Notice. If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three (3) months from the date of such payment, and in any event, within fifteen (15) months from the date of such payments send by first class mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amount paid and the nature and statue at the time of such payment of the litigation or threatened litigation.

9.8 Security. The Corporation may designate certain of its assets as collateral, provide self-insurance or otherwise secure its obligations under this Article Nine, or under any indemnification agreement or plan of indemnification adopted and entered into in accordance with the provisions of this Article Nine, as the Board of Directors deems appropriate.

9.9 Amendment. Any amendment to this Article Nine which limits or otherwise adversely effects the right of indemnification or other rights of any Indemnified Person hereunder shall, as to such indemnified Person, apply only to claims, actions, suits or proceedings based on actions, events or omissions (collectively, "Post Amendment Events") occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any indemnified Person shall, as to any claim, action, suit or proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification and other rights under this Article Nine to the same extent as had such provisions continued as part of the bylaws of the Corporation without such amendment. This Section 9.9 cannot be altered, amended or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person. The Board of Directors may not alter, amend or repeal any provision of this Article Nine in a manner that extends or enlarges the right of any person to indemnification or advancement of expenses hereunder, except with the approval of the holders of a majority of all the shares of capital stock of the Corporation entitled to vote thereon at a meeting called for such purpose.

9.10 Agreements. The provisions of this Article Nine shall be deemed to constitute an agreement between the Corporation and each person entitled to indemnification hereunder. In addition to the rights provided in this Article Nine, the Corporation shall have the power, upon authorization by the Board of Directors, to enter into an agreement or agreements providing to any person who is or was a director, officer, employee or agent of the Corporation indemnification rights substantially similar to those provided in this Article Nine.

9.11 Successors. For purposes of this Article Nine, the terms "the Corporation" or "this Corporation" shall include any corporation, joint venture, trust, partnership or unincorporated business association which is the successor to all or substantially all of the business or assets of this Corporation, as a result of merger, consolidation, sale, liquidation or otherwise, and any such successor shall be liable to the person indemnified under this Article Nine on the same terms and conditions and to the some extent as this Corporation.

9.12 Additional Indemnification. In addition to the specific indemnification rights set forth herein, the Corporation shall indemnify each of its directors and officers to the full extent permitted by action of the Board of Directors without shareholder approval under the Georgia Business Corporation Code or other laws of the State of Georgia.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable

ITEM 8.  EXHIBITS

         The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 9, 1997.

                           SUMMIT BANK CORPORATION
                                  (Registrant)


                           By:  /s/ Gary K. McClung
                               ---------------------------------------
                               Name:    Gary K. McClung
                               Title:   Executive Vice President,
                                        Chief Financial Officer and Secretary
                                        (Prinicpal Financial Officer and
                                        Principal Accounting Officer)

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Gary K. McClung, as true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                               DATE
---------                                   -----                               ----

/s/ David Yu                        Director, President and Chief               June 9, 1997
---------------------------         Executive Officer
David Yu

/s/ Pin Pin Chau                    Director, Executive Vice President          June 9, 1997
---------------------------
Pin Pin Chau

/s/ Gary K. McClung                 Executive Vice President,                   June 9, 1997
--------------------------          Chief Financial Officer and Secretary
Gary K. McClung                     (Principal Financial Officer and
                                    Principal Accounting Officer)


/s/ P. Carl Unger, Ph.D.            Director, Chairman of the Board             June 5, 1997
---------------------------
P. Carl Unger, Ph.D.


/s/ Jack N. Halpern                 Director, Vice Chairman                     June 4, 1997
---------------------------         of the Board
Jack N. Halpern

/s/ Aaron I. Alembik                Director                                    June 10, 1997
---------------------------
Aaron I. Alembik

---------------------------         Director
Gerald L. Allison

---------------------------         Director
Bruno C. Bucari

---------------------------         Director
Paul C.Y. Chu

/s/ Peter M. Cohen                  Director                                    June 4, 1997
----------------------------
Peter M. Cohen

/s/ Donald R. Harkleroad            Director                                    June 10, 1997
----------------------------
Donald R. Harkleroad

/s/ Daniel T. Huang                 Director                                    June 7, 1997
----------------------------
Daniel T. Huang

/s/ Shafik H. Ladha                 Director                                    June 5, 1997
----------------------------
Shafik H. Ladha

/s/ James S. Lai                    Director                                    June 5, 1997
----------------------------
James S. Lai

/s/ Sion Nyen (Francis) Lai         Director                                    June 10, 1997
----------------------------
Sion Nyen (Francis) Lai

----------------------------        Director
Roger C. C. Lin

----------------------------        Director
Shih Chien (Raymond) Lo

/s/ Nack Paek                       Director                                    June 10, 1997
----------------------------
Nack Paek

/s/ Carl L. Patrick, Jr.            Director                                    June 10, 1997
----------------------------
Carl L. Patrick, Jr.


/s/ Cecil M. Phillips               Director                                    June 5, 1997
----------------------------
Cecil M. Phillips

/s/ W. Clayton Sparrow, Jr.         Director                                    June 4, 1997
----------------------------
W. Clayton Sparrow, Jr.

/s/ Howard H. L. Tai                Director                                    June 2, 1997
----------------------------
Howard H. L. Tai

                                  EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-8

           Exhibit Number                         Description
           --------------                         -----------

                  5                Opinion of Alston & Bird

                23.1               Consent of Counsel (included in Exhibit 5)

                23.2               Consent of KPMG Peat Marwick LLP

                 24                Power of Attorney (contained on the
                                   signature page in Part II)